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Exhibit 24.3

Power of Attorney

        KNOW ALL MEN BY THESE PRESENTS, that the undersigned hereby appoints William K. Boncosky, Traci M. Dolan and Scott D. Dorsey, and each of them, as his true and lawful attorney-in-fact, each with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

May 14, 2008	/s/ Timothy I. Maudlin

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  Exhibit 24.3